Exhibit 15.1

Assentsure PAC
UEN - 201816648N
180B Bencoolen Street,
#03-01 The Bencoolen,
Singapore 189648

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333- 237788) and Form F-3 (No. 333-248554) of Cheer Holding, Inc. (the “Company”) of our report dated March 14, 2024 relating to the consolidated balance sheets of the Company as of December 31, 2023 and 2022, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the years ended December 31, 2023, 2022 and 2021, which report appears in this annual report on Form 20-F for the years ended December 31, 2023, 2022 and 2021.

/s/ Assentsure PAC

Assentsure PAC

Singapore

April 18, 2024